Trulieve Announces Appointment of Ryan Blust
as Interim Chief Financial Officer

TALLAHASSEE, Fla. – March 7, 2025 – Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the United States, today announced the appointment of Ryan Blust, the Company’s Vice President, Finance, as its interim Chief Financial Officer and the departure of Wes Getman as Chief Financial Officer to pursue other opportunities, each effective March 6, 2025. The Company has also retained the services of an executive recruitment firm to commence a search for a new chief financial officer prepared to make strategic contributions to the Company.

“We thank Wes for his good work, particularly with his team implementing robust financial controls to meet Sarbanes Oxley requirements last year,” said Trulieve's Chief Executive Officer Kim Rivers. “Ryan has been with Trulieve since 2018, providing valuable expertise and leadership throughout his tenure, including previously stepping into the role when called upon. We look forward to working closely with Ryan and the team during this transition.”

Mr. Blust has over 20 years of accounting and finance experience. Prior to joining the Company in September 2018, Mr. Blust served as the Controller at Vector Solutions, a software company. Mr. Blust also served as CFO for Honeycomb Company of America, an aerospace manufacturer, and as Assistant Controller for Marinemax, a retail boat company. He began his career in public accounting in 2004, serving with both Cherry Bekaert as well as Bobbitt, Pittinger & Company.

Mr. Getman’s departure is not based on any disagreement with the Company regarding accounting principles, practices or financial statement disclosures.

About Trulieve
Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S., with leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

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Investor Contact
Christine Hersey, Vice President of Investor Relations
+1 (424) 202-0210
Christine.Hersey@Trulieve.com

Media Contact
Phil Buck, APR, Corporate Communications Manager
+1 (406) 370-6226
Philip.Buck@Trulieve.com